Exhibit 99.1

GRAFTECH SENDS LETTER TO NATHAN MILIKOWSKY TO SET THE RECORD STRAIGHT

GrafTech Has Made Four Separate Settlement Offers to the Milikowsky Group

in the Best Interests of ALL GrafTech Stockholders

GrafTech Board Stands Behind Prior Investigation, Process and Findings

PARMA, Ohio—April 14, 2014—GrafTech International Ltd.’s (NYSE:GTI) (“GrafTech”) Chief Executive Officer and President, Joel Hawthorne, today sent a letter to Nathan Milikowsky to set the record straight in response to the incomplete and misleading statements made by the Milikowsky Group in its letter dated April 13, 2014.

The full text of Mr. Hawthorne’s letter is included here:

Nathan Milikowsky

822 Boylston Street, Suite 106

Chestnut Hill, MA 02467

Nathan:

It is unfortunate that you are mischaracterizing our settlement proposal in order to distract GrafTech stockholders from the key issues. Most importantly, your proposed strategy for the Company is flawed and is not in the best interest of all stockholders. In contrast, we are confident that we have the right Board and management team with the right strategy to deliver value to all GrafTech stockholders.

The GrafTech Board continues to demonstrate its commitment to working with the Daniel and Nathan Milikowsky Group to reach a reasonable agreement and avoid a proxy contest. That commitment was reaffirmed through GrafTech’s third settlement proposal, which I presented to you on April 9, 2014.

With respect to the counter-proposal you presented on April 11, 2014, the GrafTech Board found one key aspect of it – namely that you immediately be reinstated to the Board prior to a review of your qualifications and eligibility to serve – to be unacceptable due to your prior governance breaches and conduct that demonstrated you were not a qualified candidate. Later that same day, we made a very reasonable counter-proposal on substantially the same terms as those in your proposal, which addressed that one key aspect in a method we believe is fair. Attached is a side-by-side comparison of our proposals.

I want to make very clear that, as I’ve indicated to you in our conversations, the GrafTech Board stands behind its prior investigation, process and findings. The Board’s initial investigation was thorough and thoughtful and conducted with the assistance of well-recognized, highly experienced, independent investigatory counsel, Morris, Nichols, Arsht & Tunnell LLP, which reported to a Special Committee of the Board comprised entirely of independent directors.

Counter to the rationale outlined in your letter, our Board remains resolute in its position that you are not qualified. Accordingly, we could not accept your proposal as presented. We are, however, open to allowing you the chance to answer the questions that stockholders are asking me - did Nathan Milikowsky really breach his fiduciary responsibilities as a board member? As a result, we are willing to undertake another review – engaging another independent law firm that is deemed to be acceptable to both parties, as you proposed – for one reason only; to attempt to reach a mutually agreeable resolution.

As communicated, the review that you proposed is limited in scope and not designed to comprehensively address the reasons why you were not re-nominated to the Board. Although there is no need for a review, we are willing to accept a review to help resolve our differences; however under the circumstances, what you proposed was insufficient for a governance matter of this import. While we are willing to engage in another investigation, you should be aware that we firmly believe any subsequent review will validate the previous findings and conclusions of our Board. As you might suspect, we would require your full cooperation, as you did not fully cooperate in the last investigation and, as uncovered by the investigator and disclosed in our proxy, you intentionally withheld information from the Board.

For the reasons mention above, we could not immediately appoint you to the GrafTech Board. However, we proposed a proceeding under which you would answer all of the questions raised in connection with the prior independent investigation. In our proposal, you and the Company would jointly commence an expedited proceeding, either through a court or arbitration process, with full investigatory power.

These proceedings would review your qualifications to serve as a director under the Company’s corporate governance guidelines, code of conduct and nominating committee charter, the breach of your fiduciary duties and the breach of the Stockholders Agreement found in the prior investigation. Assuming full cooperation of all parties, if that proceeding concludes that you met those qualifications and did not breach your fiduciary duties, and the Milikowskys did not breach the Stockholders Agreement, then you would promptly be invited to join the Board. In our estimation, this process could be accomplished in three to six months.

The April 11, 2014 GrafTech proposal would have resulted in four of nine directors being newly appointed at the 2014 Annual Meeting. Further evidence of our openness is the option of either you or a mutually agreed upon director joining the Board as a tenth director – and fifth new director – following completion of the review process described above. In addition, two long-serving GrafTech Directors would retire from the Board at the 2014 Annual Meeting. The fact that GrafTech is willing to give you a level of representation on the Board more than double your ownership speaks volumes about our commitment to resolving this matter.

You open your letter to me with a reference to questions that you believe have recently been answered. I believe there are more significant questions to which GrafTech stockholders deserve answers:

•	Why, unlike every other member of the Board and management team, did you refuse to fully cooperate with the Board’s initial independent investigation, especially when you yourself approved the special committee for the investigation?

•	Why, unlike every other current member of the Board and management team, did you refuse to sign the legal hold?

•	Why did you not disclose conflicts of interest you had with another Board member?

•	Why did you misrepresent your interactions with third parties, in clear violation of the Stockholders Agreement, to the Board?

•	Why did you present an agenda to take operational control of GrafTech, which was in clear breach of the Stockholders Agreement and your fiduciary responsibilities under Delaware law, to members of the Board?

•	What, if you truly believe the prior investigation reached the wrong conclusion, do you have to lose by cooperating? Why wouldn’t you take advantage of this opportunity?

Unfortunately, you continue to reject GrafTech’s good-faith efforts to resolve this proxy contest and instead persist in your campaign for control of GrafTech without paying stockholders a premium.

GrafTech has a strong track record of success and the right board oversight and management team to deliver long-term growth and drive stockholder value creation. The Board and management team are focused on creating value for all GrafTech stockholders through continued implementation of our strategy of improving operating efficiencies, enhancing global competitiveness and driving increased profitability and cash flows in 2014 and beyond.

Your personal quest to reinstate yourself to GrafTech’s Board in spite of your clear breaches of good corporate governance and ethics is at the heart of the issue. We believe we have made a number of good faith efforts to resolve this matter. While we do not believe it is in our stockholders’ interest to have a proxy contest at our Annual Meeting, your continued inflexibility prevents us from finding a resolution.

GrafTech does not believe your strategy will drive value for all stockholders and, more importantly, GrafTech’s Board and management will not compromise on good corporate governance and ethics, plain and simple. It is unfortunate that you continue to mischaracterize our settlement offers and refuse to acknowledge the key issues.

Best regards,

Joel L. Hawthorne

GRAFTECH INTERNATIONAL LTD.

SETTLEMENT PROPOSAL

April 11, 2014

The Board of Directors (the “Board”) of GrafTech International Ltd. (the “Company”) is open to a resolution of the pending proxy contest that is in the best interests of all stockholders and seeks to be as responsive as possible to the demands of the Daniel and Nathan Milikowsky Group, consistent with its fiduciary duties to all stockholders and taking into account views expressed by other stockholders. The Board believes that the proposal below addresses comprehensively all legitimate interests.

	Save GrafTech Proposal	GrafTech Proposal
Board

Save GrafTech proposes the following slate (the “Slate”) for a newly constituted board of directors of GrafTech International Ltd. (the “Company”) consisting of the following directors:

•     Three Save GrafTech Directors: Karen Finerman, David Jardini and Nathan Milikowsky (“Save GrafTech Directors”).

•     One director mutually acceptable to the board of directors of the Company and Save GrafTech (the “Jointly Selected Director”).

•     Two directors newly proposed by the Company: Tom Danjczek and Catherine Morris.

•     Four incumbent directors: Randy Carson, Joel Hawthorne, Ferrell McClean and Steven Shawley.

•     The newly constituted Board will promptly retain an independent law firm acceptable to the Board and Nathan Milikowsky. That law firm will not reinvestigate any of the issues previously raised regarding Mr. Milikowsky. That law firm will report to the Board, based on its review of the prior investigations, whether those investigations cause it to conclude, without qualification, that Nathan Milikowsky in fact did not meet, in material respects, the then standards for membership on the Board of Directors of GrafTech. If that law firm concludes negatively with respect to Mr. Milikowsky, he will promptly offer to resign from the Board. If the law firm does not conclude negatively with respect to Mr. Milikowsky, he will be entitled to remain a director of GrafTech.

Each of Craig Shular, Harold Layman and Mary Cranston will resign effective immediately.

GrafTech proposes the following slate (the “Slate”) for a newly constituted board of directors of GrafTech International Ltd. (the “Company”) consisting of the following directors:

•     Two Save GrafTech Directors: Karen Finerman and David Jardini (“Save GrafTech Directors”).

•     If Nathan Milikowsky is not added to the board after the Proceeding (defined below), one director mutually acceptable to the board of directors of the Company and Save GrafTech.

•     Two directors newly proposed by the Company: Tom Danjczek and Catherine Morris.

•     Five incumbent directors: Randy Carson, Mary Cranston, Joel Hawthorne, Ferrell McClean, and Steven Shawley.

•     Assuming each party provides adequate assurance that there has been no destruction of documents or other spoliation of evidence for any relevant period, the Company and Daniel and Nathan Milikowsky will jointly promptly commence an expedited declaratory or other appropriate action in Delaware chancery court (or, if full subpoena power can be obtained therein, an arbitration under AAA rules where the arbitrator is a mutually acceptable independent law firm (whichever is selected, the “Proceeding”)), as to Nathan Milikowsky’s qualifications to serve as a director and breach of his fiduciary duties and as to the Milikowskys’ breach of the Stockholders Agreement. In the Proceeding, each party shall have full subpoena power to compel production of documents and testimony (including electronic documents, hard drives, phone records, recordings, notes, and other storage media), from third parties as well as the Company and the Milikowskys, and each party shall fully cooperate, including (subject to confidentiality as to disclosure to third parties) waiver of any privilege. If the Proceeding concludes that Nathan Milikowsky met those qualifications and did not breach his fiduciary duties and the Milikowskys did not breach the Stockholders Agreement, he will promptly be invited to join the Board.

•     Each of Craig Shular and Harold Layman will retire from the Board at the 2014 Annual Meeting.

Standstill	Nathan Milikowsky will agree to support election of the Slate at the 2014 Annual Meeting. Mr. Milikowsky will support the Board nominated slate at the 2015 annual meeting of shareholders if, sufficiently prior to January 1, 2015, taking into account any changes to the director nomination time period, Mr. Milikowsky is (1) nominated for election to the board of directors at the 2015 Annual Meeting and (2) Mr. Milikowsky accepts such nomination.	The Daniel and Nathan Milikowsky Group will agree to support election of the Slate at the 2014 Annual Meeting.

Chairman	The newly constituted board of directors will select the chairman of the board of directors.	The newly constituted board of directors will select the chairman of the board of directors.

Committees

The board of directors will agree that it will not use committees or any other device to circumvent the decision making of the board of directors.

The Nominating and Governance committee will have three members: (1) David Jardini, (2) a new director elected in 2014 who is either a Jointly Selected Director or a Save GrafTech Director and (3) another person selected by the newly constituted board of directors.

At least one Save GrafTech nominee will serve on all other committees.

The board of directors will agree that it will not use committees or any other device to circumvent the decision making of the board of directors and Save GrafTech will not seek to control of any committee.

The Nominating and Governance committee will have at least three members: (1) David Jardini and (2) other persons selected by the newly constituted board of directors.

The Organization, Compensation, and Pension Committee will have at least three members: (1) Karen Finerman and (2) other persons selected by the newly constituted board of directors.

The above committee assignments would be subject to applicable SEC and NYSE qualification requirements.

Indemnification	Nathan Milikowsky will be indemnified for his past and future expenses to the extent he is entitled pursuant to Delaware law and the Company’s organizational documents.	Nathan Milikowsky will be indemnified for his past and future expenses to which he is entitled pursuant to Delaware law, the Company’s organizational documents and the previously executed agreement between GrafTech and Nathan Milikowsky.

Stockholders’ Agreement	The parties will terminate all rights and provide a mutual release of all causes of action under Sections 2 and 4 of the Registration Rights and Stockholders’ Agreement.	The parties will terminate all rights and provide a mutual release of all causes of action under Sections 2 and 4 of the Registration Rights and Stockholders’ Agreement.

Expenses	The Company will pay one-half of the documented and out of pocket expenses of Save GrafTech.	The Company will pay up to $250,000 of the documented, out of pocket third party expenses of Save GrafTech in connection with the launching of its proxy campaign.

Non-Binding	This term sheet is non-binding and for discussion purposes only. Neither this term sheet, nor the discussions, negotiations or other activities related to the subject matter hereof create any obligations, liabilities or duties with respect to any party.	This term sheet is non-binding and for discussion purposes only. Neither this term sheet, nor the discussions, negotiations or other activities related to the subject matter hereof create any obligations, liabilities or duties with respect to any party.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) about certain nominations for election of directors, future or targeted operational and financial performance; growth prospects and rates, the markets we serve, strategic plans and our position in our industry. Our expectations are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: unforeseen delays, costs or liabilities associated with our initiatives as well as our growth and other plans, changes in market prices of our securities, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. This release does not constitute an offer or solicitation as to any securities.

IMPORTANT ADDITIONAL INFORMATION: GrafTech and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the 2014 Annual Meeting. GrafTech has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from GrafTech stockholders for the 2014 Annual Meeting. When completed, a definitive proxy statement and a form of proxy will be mailed to GrafTech stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2014 ANNUAL MEETING AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with GrafTech’s Annual Meeting. Information regarding the direct and indirect beneficial ownership of GrafTech’s directors and executive officers in GrafTech securities is set forth in the proxy statement and other materials to be filed with the SEC in connection with GrafTech’s 2014 Annual Meeting. Stockholders will be able to obtain free copies of the proxy statement, any amendments or supplements to the proxy statement and other documents filed with the SEC by GrafTech through the web site maintained by the SEC at www.sec.gov and on GrafTech’s web site at http://ir.graftech.com/.

GrafTech International

Quinn Coburn, Vice President, Finance, 216-676-2000

or

Joele Frank, Wilkinson Brimmer Katcher

Jamie Moser / Jed Repko, 212-355-4449